                         [SIDLEY AUSTIN LLP LETTERHEAD]

                                December 12, 2006

Merrill Lynch Mortgage Investors, Inc.
4 World Financial Center
250 Vesey Street
New York, New York 10080

          Re: ML-CFC Commercial Mortgage Trust 2006-4
              Commercial Mortgage Pass-Through Certificates, Series 2006-4
              ------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Merrill Lynch Mortgage Investors, Inc.
(the "Depositor") in connection with:

          (i) the creation of a common law trust (the "Trust") and the issuance of the ML-CFC Commercial Mortgage Trust 2006-4, Commercial Mortgage
     Pass-Through Certificates, Series 2006-4 (the "Certificates"), consisting of multiple classes designated Class A-1, Class A-2, Class A-2FL, Class
     A-3, Class A-SB, Class A-1A, Class AM, Class AJ, Class AJ-FL, Class B,
     Class C, Class D, Class XP, Class E, Class F, Class G, Class H, Class J,
     Class K, Class L, Class M, Class N, Class P, Class Q, Class S, Class XC,
     Class R-I and Class R-II, pursuant to the Pooling and Servicing Agreement, dated as of December 1, 2006 (the "Pooling and Servicing Agreement"),
     between the Depositor as depositor, Midland Loan Services, Inc. as master servicer no. 1, Wells Fargo Bank, National Association as master servicer
     no. 2, LNR Partners, Inc. as special servicer and LaSalle Bank National
     Association as trustee (the "Trustee"); judgement

          (ii) the transfer of certain multifamily and commercial mortgage loans
     (collectively, the "Mortgage Loans") by the Depositor to the Trust,
     pursuant to the Pooling and Servicing Agreement, in exchange for the issuance of the Certificates at the direction of the Depositor; and

          2. the sale by the Depositor, and the purchase by Merrill Lynch,
     Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Countrywide
     Securities Corporation ("Countrywide Securities"), IXIS Securities North
     America Incorporated ("IXIS Securities"), PNC Capital Markets LLC ("PNC
     Capital"), Credit Suisse Securities (USA) LLC ("Credit Suisse Securities")
     and Deutsche Bank Securities Incorporated ("DBSI"; DBSI, collectively with
     Merrill Lynch, Countrywide Securities, PNC Capital, IXIS Securities and
     Credit Suisse Securities, in such capacity, the "Underwriters"), of Class
     A-1, Class A-2, Class A-2FL, Class A-3, Class A-SB, Class A-1A, Class AM,
     Class AJ, Class AJ-FL, Class B, Class C, Class D and Class XP Certificates
     (collectively, the "Publicly Offered Certificates"), pursuant to the
     Underwriting Agreement, dated as of

     December 1, 2006 (the "Underwriting Agreement"), between the Depositor and
     Merrill Lynch (for itself and as representative of the other Underwriters).

     In the course of our acting as special counsel to the Depositor as described above, we prepared or reviewed the Pooling and Servicing Agreement and the Underwriting Agreement (together, the "Agreements"). Capitalized terms not defined herein have the respective meanings set forth in the Pooling and
Servicing Agreement and, to the extent not defined therein, in the Underwriting
Agreement.

     In addition, we have reviewed or been involved in the preparation of the following documents:

          (a) the Prospectus Supplement, dated December 1, 2006 (the "Prospectus
     Supplement"), specifically relating to the Publicly Offered Certificates and the Trust;

          (b) the Prospectus, dated September 13, 2006, relating to publicly offered mortgage-backed securities, including mortgage pass-through certificates evidencing interests in trust funds established by the
     Depositor; and

          (c) the registration statement on Form S-3 (No. 333-130408) (the
     "Registration Statement") filed with the Securities and Exchange Commission
     (the "Commission").

     For purposes of rendering the opinions set forth below, we have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed relevant or necessary as the basis for the opinions set forth below; we have obtained such certificates from and made such inquiries of officers and representatives of the parties to the Agreements and public officials as we have deemed relevant or necessary as the basis for such opinions; and we have relied upon, and assumed the accuracy of, such other documents and records, such certificates and the statements made in response to such inquiries, with respect to the factual matters upon which such opinions are based. We have also assumed (i) the truthfulness and accuracy of each of the representations and warranties as to factual matters contained in the Agreements, (ii) the legal capacity of natural persons, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic originals of all documents submitted to us as certified, conformed or photostatic copies, (vi) the due organization of each of the parties to the
Agreements and the valid existence of each such party in good standing under the laws of its jurisdiction of organization, (vii) the power and authority of all parties to the Agreements to enter into, perform under and consummate the transactions contemplated by the Agreements, without any resulting conflict with or violation of the organizational documents of any such party or with or of any law, rule, regulation, order, writ or decree applicable to any such party or its assets, and without any resulting default under or breach of any other agreement or instrument by which any such party is bound or which is applicable to it or its assets, (viii) the due authorization by all necessary action, and the due execution and delivery, of each of the Agreements by all parties thereto, (ix)
that each of the Agreements is the legal, valid and binding obligation of each party

thereto, enforceable against such party in accordance with its terms, (x) the compliance with the Agreements by all parties thereto, (xi) the absence of any other agreement that supplements or otherwise modifies the express terms of the
Agreements, and (xii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates that we have reviewed.

     Based upon and subject to the foregoing, we are of the opinion that the
Publicly Offered Certificates have been legally issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion letter as an exhibit to the
Registration Statement and to the use of our name under the heading "Legal
Matters" in the Prospectus Supplement. In giving such consent, we do not consider that we are "experts", within the meaning of the term as used in the
Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

     We express no opinion as to any laws other than the laws of the State of
New York and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

                                Very truly yours,

                                /s/ Sidley Austin LLP